EXHIBIT 3.(i).1

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SUNPOWER CORPORATION

ARTICLE I

The name of the corporation is SunPower Corporation (the “Corporation”).

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

A. The total number of shares that the Corporation shall have authority to issue is 215,000,000, consisting of 149,000,000 shares designated as common stock, no par value per share (the “Common Stock”), and 66,000,000 shares designated as preferred stock, no par value per share (the “Preferred Stock”).

B. The Common Shares shall consist of three classes designated as “Class A Common Stock,” “Class B Common Stock” and “Class C Common Stock.” The authorized number of shares of Class A Common Stock shall be 85,000,000, the authorized number of shares of Class B Common Stock shall be 32,000,000 and the authorized number of shares of Class C Common Stock shall be 32,000,000.

C. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is 66,000,000, of which 14,297,593 shall be designated as “Series One Preferred Stock” and 32,000,000 shall be designated as “Series Two Preferred Stock”. The Board of Directors is hereby authorized, subject to limitations prescribed by law and the provisions of Part C of this Article III, by resolution to provide for the issuance of the remaining authorized shares of Preferred Stock in one or more series (which series at the time of such resolution is wholly unissued), and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

Subject to the restrictions set forth in Section 6 of Part D of this Article III and applicable law, the authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

1. The number of shares constituting that series (including an increase or decrease in the number of shares of any such series (but not below the number of shares in any such series then outstanding)) and the distinctive designation of that series;

2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and the amount of such sinking funds;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8. Any other relative rights, preferences and limitations of that series.

No holders of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation, except in the case of any shares of Preferred Stock to which such rights are specifically granted by any resolution or resolutions of the Board of Directors adopted pursuant to Part C of this Article III or in this case of any shares of Common Stock to which such rights are specifically granted by Section 5 of Part D of Article III.

D. The powers, preferences, rights, restrictions and other matters relating to the Common Stock are as follows:

1. Voting Rights.

(a) All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as expressly provided otherwise in these Articles of Incorporation. Except as expressly specified otherwise herein or as otherwise provided by law, all classes of Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders.

(b) The Class B Common Stock and Class C Common Stock shall be issuable only to Cypress, or any Subsidiary (as defined below) of Cypress; provided, however, that nothing herein will prevent the distribution of such shares by Cypress to the stockholders of Cypress in connection with a Tax-Free Spin-Off (as defined below) and the issuance of shares of Class B Common Stock or Class C Common Stock, as applicable, to holders thereof following a Tax-Free Spin-Off if such issuance is in connection with a dividend or distribution pursuant to Section 2(b) of this Part D of Article III and; provided, further, that Class B Common Stock shall be issuable only upon conversion of Class C Common Stock pursuant to Section 3(b) of this Part D of Article III.

(c) The holders of shares of Common Stock shall have the following voting rights:

(i) Except as provided in Section 1(c)(vi) of this Part D of Article III, each holder of a share of Class A Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of Class A Common Stock held by such holder.

(ii) Each holder of a share of Class B Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of Class B Common Stock held by such holder.

(iii) Each holder of a share of Class C Common Stock shall be entitled to cast one vote on all matters submitted to a vote of the stockholders of the Corporation for each share of Class C Common Stock held by such holder.

(iv) With respect to the election of directors of the Corporation, the holders of Class A Common Stock and Class C Common Stock, voting together as a class, shall be entitled to elect that number of directors which constitutes 20% of the number of members of the Board of Directors of the Corporation which may be elected by the holders of Common Stock at such time (or, if such number is not a whole number, then the next lower number (including zero) that is closest to 20% of such membership). Subject to Section 708(a) of the California Corporations Code, each share of Class A Common Stock and Class C Common Stock shall have one vote in the election of such directors. Holders of Class B Common Stock, voting separately as a class, shall be entitled to elect the remaining directors that may be elected by the holders of Common Stock at such time. Subject to Section 708(a) of the California Corporations Code, each share of Class B Common Stock shall have one vote in the election of such directors.

(v) At any time at which there are no shares of (or Preferred Stock convertible into) Class A Common Stock or Class C Common Stock outstanding, Section 1(c)(iv) shall have no force or effect and, subject to the rights of the holders of any series of Preferred Stock, the holders of Class B Common Stock, voting as a class, shall be entitled to elect all the members of the Board of Directors. At any time at which there are no shares of Class B Common Stock outstanding, then Section 1(c)(iv) of Part D of this Article III shall have no force or effect, and thereafter, subject to the rights of the holders of any series of Preferred Stock, the holders of the Class A Common Stock and Class C Common Stock, voting together as a class, shall be entitled to elect all the members of the Board of Directors.

(vi) Notwithstanding any other provision of these Articles of Incorporation to the contrary, holders of Class A Common Stock shall not be eligible to vote on any alteration or change in the powers, preferences, or special rights of the Class B Common Stock or Class C Common Stock that would not adversely affect the rights of the Class A Common Stock. For the foregoing purposes, any alteration or change with respect to, and any provision for, the voluntary, mandatory or other conversion or exchange of the Class B Common Stock or Class C Common Stock into or for Class A Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A Common Stock.

2. Dividends and Distributions.

(a) Subject to the preferences applicable to any Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(b) In the case of a dividend or other distribution payable in Class A Common Stock, Class B Common Stock or Class C Common Stock (including any distribution pursuant to a stock split or division of Class A Common Stock, Class B Common Stock or Class C Common Stock), only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock, only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock, and only shares of Class C Common Stock shall be distributed with respect to Class C Common Stock. In the case of any such dividend or other distribution payable in shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal.

3. Conversion and Exchange Rights.

(a) Conversion of Class C Common Stock into Class A Common Stock.

(i) The holders of Class C Common Stock shall be entitled to convert, at any time and from time to time, each share of Class C Common Stock into one (1) fully paid and non-assessable share of Class A Common Stock. Such right shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares of Class C Common Stock to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice from the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor if required pursuant to Section 3(c)(iii) of this Part D of Article III.

(ii) Upon the transfer (other than the original issuance) of any share of Class C Common Stock to any Person other than the original holder thereof, such share shall immediately and automatically (and without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock; provided, however, that no such conversion shall occur solely as a result of the pledge or hypothecation of, or existence of any other lien or encumbrance on, any share(s) of Class C Common Stock, and no such conversion shall occur solely as a result of a transfer by the original holder thereof or one of its Subsidiaries to the original holder thereof or one of its Subsidiaries; provided further, that such share of Class C Common Stock shall immediately and automatically (and without any action on the part of the holder or the Corporation) convert into one (1) fully paid and non-assessable share of Class A Common Stock if at any time such holder is no longer the original holder or a Subsidiary of the original holder of such share of Class C Common Stock.

(iii) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class C Common Stock in the manner provided in Section 3(a)(i) or (ii) above, as applicable, and the payment in cash of any amount required by Section 3(c)(iii) of this Part D of Article III, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion or exchange, issued in such name or names as such holder may direct. Such conversion or exchange shall be deemed to have been effected immediately prior to the close of business on the date of the giving of the required written notice and surrender of any certificate or certificates representing shares of Class C Common Stock or the date of the transfer of such certificate or certificates, as applicable. Upon the date any such conversion or exchange is made or effected, all rights of the holder of such shares of Class C Common Stock as such holder shall cease, and the Person or Persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(b) Conversion of Class C Common Stock into Class B Common Stock.

(i) At any time prior to a Tax-Free Spin-Off that Cypress and its Subsidiaries shall fail to own in the aggregate eighty percent (80%) or more of the total combined voting power of the Corporation, in order to facilitate a Tax-Free Spin-Off, Cypress and its Subsidiaries (other than the Corporation and its Subsidiaries) shall have the right to convert all (but not less than all) outstanding shares of Class C Common Stock into an equal number of shares of Class B Common Stock.

(ii) The conversion of shares of Class C Common Stock into shares of Class B Common Stock shall be effected by written notice to the Corporation stating the desire to convert such shares as described in Section 3(b)(i) above. Any such transfer shall be effected as of the date specified in the written notice to convert such shares which in no event shall be later than the close of business on the date immediately preceding the date of the Tax-Free Spin-Off and at such time the rights of the holders of such shares as such holders shall cease and such holders shall be treated for all purposes as having become the record owners of shares of Class B Common Stock issuable upon such conversion on such date.

(c) Certain Provisions Relating to Stock Conversion, Exchange and Transfer.

(i) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then the holders of any outstanding shares of Class C Common Stock shall be entitled to receive upon conversion thereof the amount of such security that such holder would have received if it had effected such conversion immediately prior to the record date of such reclassification or other similar transaction. Except as set forth in the preceding sentence, no adjustments in respect of dividends or other distributions shall be made upon the conversion of any share of Class C Common Stock; provided, however, that if a share of Class C Common Stock shall be converted into a share of Class A Common Stock after the record date for the payment of a dividend or other distribution on shares of Class C Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the default in payment of the dividend or other distribution due on such date.

(ii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock, solely for the purpose of issuance upon conversion, exchange or transfer of outstanding shares of Class C Common Stock, such number of shares of Class A Common Stock or Class B Common Stock that shall be issuable upon the conversion or exchange of all such outstanding shares of Class C Common Stock. If any shares of Class A Common Stock or Class B Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be distributed to Cypress stockholders in connection with a Tax-Free Spin-Off or sold by such Cypress stockholders thereafter without restriction under applicable law, the Corporation shall cause such shares to be duly registered or approved, as the case may be. The

Corporation shall use its best efforts to list the shares of Class A Common Stock and Class B Common Stock required to be delivered upon such conversion, exchange or transfer prior to such delivery on each national securities exchange or interdealer quotation system on which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants and warrants that all shares of Class A Common Stock and Class B Common Stock issued upon conversion of shares of Class C Common Stock will, upon issuance in accordance with the terms of Section 3(a) and 3(b) of this Part D of Article III, be validly issued, fully paid and non-assessable.

(iii) The issuance of certificates for shares of Class A Common Stock and Class B Common Stock upon conversion of shares of Class C Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class C Common Stock converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

4. Stock Splits. Without the approval of the holders holding at least two-thirds of the Class A Common Stock, Class B Common Stock and Class C Common Stock, each voting as a separate class, the Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

5. Options, Rights or Warrants.

(a) If the Corporation issues or makes an offering or distribution to all holders of a class of Common Stock of shares of any class or classes of its capital stock or options, rights or warrants to subscribe for such shares, then the Corporation shall simultaneously issue or make a similar offering or distribution of the same number of shares, options, rights, or warrants per share (which options, warrants or rights offered or distributed to each class of Common Stock shall entitle the holder, upon exercise thereof, to purchase the same class of Common Stock as the shares with respect to which such options, warrants or rights were offered or distributed) to all holders of the other outstanding classes of Common Stock, except that it need not issue or make such offering or distribution to any such class of Common Stock in the event that the holders of majority of the shares of such class of Common Stock, voting as a separate class, determine that such offering or distribution need not be made to such class.

(b) Subject to Section 5(a) above, the Corporation shall have the power to create and issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights, options or warrants entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized, such rights, options or warrants to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

6. No Preemptive Rights. Except as provided in Section 5 of this Part D of Article III, the holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class of the Corporation, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock of the Corporation.

7. No Reissuance. No share or shares of Class B Common Stock or Class C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation is authorized to issue.

8. Certain Definitions.

(a) “Affiliate” means as to any Person, any other Person who controls, is controlled by, or is under common control with such Person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, trust or other entity, including governmental authorities.

(d) “Subsidiary” means, with respect to any Person, any other Person in which such first Person owns, directly or indirectly, more than 50% of the capital stock (or other voting interests) the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or otherwise controls such Person (whether by contract or otherwise).

(e) “Tax-Free Spin-Off” means a distribution of Common Stock (and Preferred Stock, if any) of the Corporation or common stock (and preferred stock, if any) of a Person that is a successor to the Corporation to holders of common stock of Cypress intended to qualify as a tax-free distribution under Section 355 of the Code, or any successor thereto.

E. The power, preferences, rights, restrictions and other matters relating to the Series One Preferred Stock and the Series Two Preferred Stock are as follows:

1. Dividend Rights. No dividend may be paid on or declared or set apart for the Common Stock in any one fiscal year unless a dividend at the rate of eight percent (8%) of the Initial Sales Price (as defined below) is paid on, or declared and set apart for, each outstanding share of Series One Preferred Stock and Series Two Preferred Stock. The “Initial Sales Price” for each share of Series One Preferred Stock shall be $0.6864 per share. The “Initial Sales Price” for each share of Series Two Preferred Stock shall be $0.50 per share. References herein to the “Initial Sales Price” shall mean the Initial Sales Price for the Series One Preferred Stock or Series Two Preferred Stock, as applicable. The amount of dividend shall be prorated for a share of Series One Preferred Stock or Series Two Preferred Stock, as applicable, which is not issued and outstanding for an entire fiscal year. The dividends on the Series One Preferred Stock and the Series Two Preferred Stock shall be paid out of any assets legally available therefor, when, as, and if declared by the Board of Directors. Dividends on the Series One Preferred Stock and the Series Two Preferred Stock shall not be cumulative and no rights shall accrue to the holders of the Series One Preferred Stock or the Series Two Preferred Stock in the event that the Corporation shall fail to declare or pay dividends on the Series One Preferred Stock or the Series Two Preferred Stock in the amount of eight percent (8%) of the Initial Sales Price per share per fiscal year, or in any amount in any prior year of the Corporation, whether or not the earnings of the Corporation in that previous fiscal year were sufficient to pay such dividends in whole or in part. In the event that the Board of Directors declares dividends in a fiscal year in an amount less than the aggregate of all the dividend preferences of the Series One Preferred Stock and the Series Two Preferred Stock, then the entire amount of dividends declared by the Board of Directors shall be distributed ratably among the holders of the outstanding Series One Preferred Stock and the Series Two Preferred Stock such that the same percentage of the annual dividend to which each series of Preferred Stock is entitled is paid on each outstanding share of such series of Preferred Stock.

2. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made on the shares of Common Stock without first making distributions on the shares of Series One Preferred Stock and Series Two Preferred Stock, equal to the amount of the Initial Sales Price per share for each share of such series of Preferred Stock, as applicable, plus all declared but unpaid preferred dividends thereon (the “Preferential Amount”). If, upon the occurrence of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets and property thus distributed among the holders of the Series One Preferred Stock and the Series Two Preferred Stock shall be insufficient to permit the payment to such holders of the Preferential Amount, then the entire assets and property of the Corporation legally available for distribution shall be distributed ratably among holders of the Series One Preferred Stock and the Series Two Preferred Stock, such that the same percentage of the Preferential Amount to which each such series of Preferred Stock is entitled is paid on each share of such series of Preferred Stock. After the payment of the Preferential Amount to the holders of the Series One Preferred Stock and the Series Two Preferred Stock, the remaining proceeds, if any, shall be allocated among the holders of the Common Stock, the Series One Preferred Stock and the Series Two Preferred Stock on a per share pro rata basis, with such Preferred Stock being treated on an as-converted basis. A consolidation or merger of the Corporation with or into any other corporation or corporations if thereafter the shares issued to the Corporation’s shareholders as a result of such merger based on their Corporation shareholdings do not constitute a majority of the outstanding voting shares of the surviving Corporation, or a sale of substantially all of the assets of the Corporation to an unaffiliated third party, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this subsection. A Tax-Free Spin-Off shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this subsection.

(b) Each holder of an outstanding share of Series One Preferred Stock or Series Two Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of common stock issued to or held by employees, consultants, independent contractors, vendors, strategic partners or customers upon termination of their services or failure to fulfill certain conditions pursuant to agreements providing for the right of said repurchase between the Corporation and such persons at the same price per share such persons paid therefor.

3. Redemption. Neither the Series One Preferred Stock nor the Series Two Preferred Stock is redeemable.

4. Conversion Privilege. The holders of the Series One Preferred Stock and the Series Two Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to subsection (d), (i) each share of Series One Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Initial Sales Price by the Conversion Price in effect on the date the certificate is surrendered for conversion and (ii) each share of Series Two Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Class C Common Stock as is determined by dividing the Initial Sales Price by the Conversion Price in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series One Preferred Stock (the “Series One Conversion Price”) shall be the Initial Sales Price for the Series One Preferred Stock, and the initial Conversion Price per share for shares of Series Two Preferred Stock (the “Series Two Conversion Price”) shall be the Initial Sales Price for the Series Two Preferred Stock, provided, however, that the Series One Conversion Price and the Series Two Conversion Price shall be subject to adjustment as set forth herein. References herein to the Conversion Price shall mean the Conversion Price then in effect for the Series One Preferred Stock or the Series Two Preferred Stock, as applicable.

(b) Automatic Conversion. Each share of Series One Preferred Stock shall automatically be converted into shares of Class A Common Stock and each share of Series Two Preferred Stock shall be converted into shares of Class C Common Stock, in each case at the Conversion Price then in effect at such time immediately upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of the Series One Preferred Stock or Series Two Preferred Stock, as the case may be, voting separately, or (ii) immediately upon the closing of the sale of the Corporation’s Class A Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”), other than a registration relating solely to a transaction under Rule 145 under such Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (before underwriters’ discounts and expenses) of at least Two Dollars and Seven Cents ($2.07) per share (as adjusted for any stock splits, stock dividends or other recapitalizations) and with gross proceeds to the Corporation of at least $20,000,000 (a “Qualified Public Offering”).

(c) Mechanics of Conversion.

(i) Before any holder of Series One Preferred Stock shall be entitled voluntarily to convert the same into shares of Class A Common Stock or any holder of Series Two Preferred Stock shall be entitled to voluntarily convert the same into shares of Class C Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof) and shall state therein the number of shares to be converted and the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of such shares of Preferred Stock, a certificate or certificates for the number of shares of Class A Common Stock or Class C Common Stock, as applicable, to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock or Class C Common Stock, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock or Class C Common Stock, as applicable, on such date.

(ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Series One Preferred Stock or Series Two Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common Stock or Class C Common Stock upon conversion of the Series One Preferred Stock or the Series Two Preferred Stock, respectively, shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion occurs through the vote of the holders of a majority of the shares of Series One or Series Two Preferred Stock then outstanding, such conversion shall be deemed to have been made at the close of business on the day written notice of such election has been received by the Corporation, and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock or Class C Common Stock, as applicable, on such date. Until certificates for such shares of the Series One Preferred Stock or the Series Two Preferred Stock which has been converted have been delivered to the Corporation for exchange for certificates representing such Class A Common Stock or Class C Common Stock, respectively, such certificates shall be deemed to represent the shares of Class A Common Stock or Class C Common Stock, as applicable, into which such Preferred Stock has been converted.

(d) Adjustments to Conversion Price for Certain Diluting Issues.

(i) Special Definitions. For purposes of this Section 4(d), the following definitions apply:

(A) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock or Convertible Securities (as hereinafter defined).

(B) “Original Issue Date” shall mean the date on which a share of Series One Preferred Stock or Series Two Preferred Stock, as applicable, was first issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, the Series One Preferred Stock and the Series Two Preferred Stock) or other securities convertible into or exchangeable for Class A Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to 4(d)(iii) hereof, deemed to be issued) by the Corporation after the Original Issue Date, other than (i) shares of Class B Common Stock or (ii) shares of Class A Common Stock or Class C Common Stock issued or issuable:

(1) upon conversion of shares of Class C Common Stock or the Series One or Series Two Preferred Stock into any other series or class of stock pursuant to these Articles of Incorporation;

(2) to employees, officers, directors, consultants or advisors pursuant to arrangements approved by the Board of Directors or an authorized committee thereof;

(3) upon the exercise of options or warrants (i) existing and outstanding as of the date of filing of these Articles of Incorporation or (ii) issued or assumed in connection with the merger of SunPower Corporation, a California corporation, with and into the Corporation;

(4) upon the issuance of the Series Two Preferred Stock or the warrants issued to Cypress in connection with the $40 million line of credit provided or to be provided by Cypress to the Corporation, and the issuance of shares upon exercise of such warrant;

(5) to any lessors, lenders, or others in connection with equipment purchases, leases, lines of credit, or bank financing arrangements by the Corporation, or to strategic partners to the Corporation, in each case approved by the Board of Directors;

(6) pursuant to the acquisition of another corporation or business entity by the Corporation by merger, purchase of all or substantially all of the assets or other reorganization whereby the Corporation or its shareholders own more than fifty percent (50%) of the voting power of the surviving or successor corporation or entity, provided such acquisition is approved by the Board of Directors;

(7) in connection with any stock split, stock dividend or recapitalization by the Corporation;

(8) to the public pursuant to a Qualified Public Offering;

(9) as a dividend or distribution on shares of Series One Preferred Stock, Series Two Preferred Stock, Class B Common Stock or Class C Common Stock;

(10) which are excluded by the vote or written consent of the holders of at least a majority of the outstanding shares of Series One Preferred Stock or Series Two Preferred Stock, voting separately; or

(11) for which adjustment of the Conversion Price is made pursuant to Section 4(e) hereof.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series One Conversion Price or Series Two Conversion Price, as applicable, in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation, at any time or from time to time after the applicable Original Issue Date, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Class A Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Class A Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Class A Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the applicable Conversion Price shall affect Class A Common Stock or Class C Common Stock previously issued upon conversion of the Series One Preferred Stock or Series Two Preferred Stock, respectively);

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) in the case of Convertible Securities or Options for Class A Common Stock, the only Additional Shares of Common Stock issued were the shares of Class A Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (1) the applicable Conversion Price on the original adjustment date, or (2) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

(iv) Adjustment of Conversion Price Upon Issuance of Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date of the Series One Preferred Stock or Series Two Preferred Stock, as applicable, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii) hereof) without consideration or for a consideration per share less than the Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Class A Common Stock outstanding immediately prior to such issue shall be calculated as of the date of conversion on an outstanding basis, as if all shares of Preferred Stock, Common Stock and all other Convertible Securities had been fully converted into shares of Class A Common Stock immediately prior to such issuance, and as if currently exercisable warrants had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Class A Common Stock, if so convertible), but not including in such calculation any stock options or any additional shares of Common Stock issuable with respect to shares of Preferred Stock or other Convertible Securities, solely as a result of the adjustment of the Conversion Price, as applicable, (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii) hereof, relating to Options and Convertible Securities shall be determined by dividing:

(1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date of the Series One Preferred Stock or Series Two Preferred Stock, as applicable, shall declare or pay, without consideration, any dividend on the Class A Common Stock or Class C Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Class A Common Stock or Class C Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Class A Common Stock or Class C Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate; provided that adjustments to the Conversion Price for the Series One Preferred Stock shall be made only with respect to such events involving Class A Common Stock and adjustments to the Conversion Price for the Series Two Preferred Stock shall be made only with respect to such events involving Class C Common Stock. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Class A Common Stock or the Class C Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization. If the Class A Common Stock or Class C Common Stock, as applicable, issuable upon conversion of the Series One or Series Two Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4(e) hereof or a merger or other reorganization), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that such Series One Preferred Stock or Series Two Preferred Stock shall be convertible into, in lieu of the number of shares of Class A Common Stock or Class C Common Stock, respectively, which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Class A Common Stock or Class C Common Stock that would have been subject to receipt by the holders upon conversion of such series of Preferred Stock immediately before that change.

(g) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series One Preferred Stock and the Series Two Preferred Stock against impairment.

(h) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series One Preferred Stock and Series Two Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series One Preferred Stock or Series Two Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Class A Common Stock or Class C Common Stock, as applicable, and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

(i) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Class A Common Stock or Class C Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Class A Common Stock or Class C Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series One Preferred Stock and Series Two Preferred Stock:

(A) at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

(B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(C) in the event that the Corporation does not comply with the requirements of this subsection (i) unless waived by holders of a majority of the outstanding shares of Series One and Series Two Preferred Stock, the Corporation shall forthwith either cause the closing of the transaction to be postponed until the Corporation has complied with such requirements or cancel the transaction, in which event the rights, preferences and privileges existing immediately prior to the date of the first notice referred to in this subsection (i) hereof, shall remain in effect.

(j) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock or Class C Common Stock, as applicable, on conversion of the Series One Preferred Stock and the Series Two Preferred Stock, respectively, pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class C Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series One Preferred Stock and such number of its shares of Class C Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Two Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock or Class C Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series One Preferred Stock or the Series Two Preferred Stock, respectively, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock or Class C Common Stock, as applicable, to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Articles of Incorporation.

(l) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Class A Common Stock (including fractions thereof) or Class C Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Class A Common Stock or Class C Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(m) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights. Each share of Series One Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Class A Common Stock into which each is convertible, as adjusted from time to time under Section 4 hereof. Each share of Series Two Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Class C Common Stock into which each is convertible, as adjusted from time to time under Section 4 hereof. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series One Preferred Stock and Series Two Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Covenants. In addition to any other rights provided by law, so long as any shares of Series One Preferred Stock or Series Two Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series One Preferred Stock and Series Two Preferred Stock, voting as separate series:

(a) amend or repeal any provision of the Corporation’s Articles of Incorporation or Bylaws if such action would materially and adversely change the rights, preferences or privileges of the Series One Preferred Stock or Series Two Preferred Stock;

(b) amend the Corporation’s Articles of Incorporation if such action would increase the authorized number of shares of Series One Preferred Stock or Series Two Preferred Stock;

(c) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets on a parity with of superior to the Series One Preferred Stock or Series Two Preferred Stock;

(d) approve or authorize a merger of the Corporation with or into another company, if thereafter the shares issued to the Corporation’s shareholders as a result of such merger based on their Corporation shareholdings do not constitute a majority of the outstanding voting shares of the surviving company (except for a merger or reincorporation effected solely to change the Corporation’s place of business), sale of substantially all the assets of the Corporation to an unaffiliated third party, or other like reorganization of the Corporation;

(e) approve the purchase, redemption or other acquisition of any Common Stock of the Corporation, other than repurchases pursuant to stock restriction agreements approved by the Board of Directors that grant the Corporation a right of repurchase upon termination of the service or employment of a consultant, director, or employee;

(f) pay or declare any dividend on any securities of the Corporation;

(g) approve the transfer of material assets of the Corporation to any person other than a wholly owned subsidiary of the Corporation; or

(h) approve the liquidation or dissolution of the Corporation.

ARTICLE IV

A. Limitation of Director’s Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under the California law.

B. Indemnification of Directors and Officers. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) of this Corporation through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise in excess of that expressly permitted by said Section 317 for said agents to the fullest extent permissible under California law, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation or its shareholders.

C. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right or protection of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.